Exhibit 99.2

UNITED COMMUNITY FINANCIAL CORP.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF UNITED COMMUNITY FINANCIAL CORP.

                    , 2013

To Shareholders:

This letter is being distributed by United Community Financial Corp. (the “Company”) to all holders (the “Recordholders”) of shares of Company common stock, no par value (the “Common Stock”), at 5:00 p.m., Eastern Time, on March 21, 2013 (the “Record Date”), in connection with the rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock. The Rights and Common Stock are described in the offering prospectus dated                     , 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 1,818,181 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2013 unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. For every share you owned as of the record date for the rights offering, your basic subscription privilege gives you the opportunity to purchase .06 shares of our Common Stock (the “Basic Subscription Privilege”) at the cash price of $2.75 per full share (the “Subscription Price”). For example, if you owned 300 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 300 Rights and would have the right to purchase 18 shares of Common Stock for the Subscription Price.

If you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock among shareholders who have over-subscribed by allocating to such shareholders the lower of (x) the number of shares for which they oversubscribe, or (y) a number of shares equal to the total number of shares available for oversubscription multiplied by a fraction that equals (i) the number of shares held by each shareholder who oversubscribes divided by (ii) the total number of shares held by all shareholders who oversubscribe. If, after this process is completed, additional shares remain available, we will allocated the remaining available shares of Common Stock among shareholders who over-subscribed by allocating to such shareholders the lower of (a) the remaining number of shares for which they have oversubscribed, or (b) a number of shares equal to the total remaining number of shares available for oversubscription multiplied by a fraction that equals (i) the remaining number of shares subscribed for by each shareholder whose oversubscription remains unfilled divided by (ii) the total number of shares subscribed for by all shareholders whose oversubscription remains unfilled.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 4.9% of our Common Stock outstanding after completion of the Rights Offering.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. The exercise price will be payable only by a personal check drawn on a U.S. bank, a bank check drawn on The Home Savings and Loan Company of Youngstown, Ohio or wire transfer. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholder other than you has purchased any shares of Common Stock pursuant to their Basic Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privilege to the extent of 1,818,181 shares, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privilege.

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To the extent the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege is less than the amount you actually paid in connection with exercise of your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated only the number of shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated the number of shares for which you actually paid in connection with your Basic Subscription Privilege and your Over-Subscription Privilege.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the use of United Community Financial Corp. Rights Certificates;

4.	Notice of Tax Information; and

5.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive your Rights Certificate with payment of the Subscription Price by a personal check drawn on a U.S. bank, a bank check drawn on The Home Savings and Loan Company of Youngstown, Ohio or wire transfer, including final clearance of any checks, prior to the Expiration Time. You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting our information agent, Registrar and Transfer Company, toll free at 800-368-5948. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar and Transfer Company.

Very truly yours,

United Community Financial Corp.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF UNITED COMMUNITY FINANCIAL CORP., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.